                                  SCHEDULE 14A

                                 (RULE 14A-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                  PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
            THE SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [  ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[X]  Definitive Proxy Statement

[ ]  Definitive Additional Materials

[ ]  Soliciting Material under Rule 14a-12


                               Maxtor Corporation
--------------------------------------------------------------------------------
               Name of the Registrant as Specified In Its Charter


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1.   Title of each class of securities to which transaction applies:

          ----------------------------------------------------------------------

     2.   Aggregate number of securities to which transaction applies:

          ----------------------------------------------------------------------

     3. Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          ----------------------------------------------------------------------

     4.   Proposed maximum aggregate value of transaction:

          ----------------------------------------------------------------------

     5.   Total fee paid:

          ----------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1.   Amount Previously Paid:

          ----------------------------------------------------------------------

     2.   Form, Schedule or Registration Statement No.:

          ----------------------------------------------------------------------

     3.   Filing Party:

          ----------------------------------------------------------------------

     4.   Date Filed:

          ----------------------------------------------------------------------

                                 [MAXTOR LOGO]

                               MAXTOR CORPORATION

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 11, 2000

     The Annual Meeting of Stockholders of Maxtor Corporation ("Maxtor" or the "Company") will be held in the Mirassou Ballroom of the Sheraton San Jose Hotel, located at 1801 Barber Lane, Milpitas, California 95035, on Thursday, May 11, 2000 at 10:00 a.m., local time, for the following purposes:

     1. To elect three Class II Directors to hold office until the 2003 Annual Meeting of Stockholders and until their successors are elected and have qualified.

     2. To approve an increase of 5,500,000 in the aggregate number of shares of Common Stock authorized for issuance under the Company's 1996 Stock Option Plan, as amended.

     3. To approve an increase of 2,100,000 in the aggregate number of shares of Common Stock authorized for issuance under the Company's 1998 Employee Stock Purchase Plan.

     4. To ratify the selection of PricewaterhouseCoopers LLP as independent accountants of the Company for its fiscal year ending December 30, 2000.

     5. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

     The foregoing items of business are more fully described in the Proxy Statement that accompanies this Notice.

     The Board of Directors has fixed the close of business on March 20, 2000 as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.

                                          By Order of the Board of Directors

                                          /s/ GLENN H. STEVENS
                                          Glenn H. Stevens
                                          Vice President, General Counsel and
                                          Secretary

Milpitas, California
April 19, 2000

ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

                        [MAP TO SHERATON SAN JOSE HOTEL]

                                 [MAXTOR LOGO]

                               MAXTOR CORPORATION

                              510 COTTONWOOD DRIVE
                           MILPITAS, CALIFORNIA 95035

                                 April 19, 2000

Dear Stockholder:

     You are cordially invited to attend the 2000 Annual Meeting of Stockholders of Maxtor Corporation ("Maxtor" or the "Company") to be held at 10:00 a.m. on Thursday, May 11, 2000, in the Mirassou Ballroom of the Sheraton San Jose Hotel, located at 1801 Barber Lane, Milpitas, California 95035.

     The Annual Meeting will begin with a discussion and voting on the matters set forth in the accompanying Notice of Annual Meeting and Proxy Statement and on other business properly brought before the meeting, followed by a report on the Company's financial and operating performance.

     WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, WE URGE YOU TO SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE IN ORDER THAT AS MANY SHARES AS POSSIBLE MAY BE REPRESENTED AT THE MEETING.

     The vote of every stockholder is important and your cooperation in promptly returning your executed Proxy will be appreciated. Each Proxy is revocable and will not affect your right to vote in person in the event that you decide to attend the meeting.

                                          Sincerely,

                                          /s/ C.S. PARK

                                          C.S. Park
                                          Chairman of the Board

                                PROXY STATEMENT

     The accompanying proxy is solicited by the Board of Directors of Maxtor Corporation, a Delaware corporation ("Maxtor" or the "Company"), for use at the Annual Meeting of Stockholders to be held on Thursday, May 11, 2000, at 10:00 a.m., local time, or at any adjournment thereof. The meeting will be held in the Mirassou Ballroom of the Sheraton San Jose Hotel, located at 1801 Barber Lane, Milpitas, California 95035. The Company's principal executive offices are located at 510 Cottonwood Drive, Milpitas, California 95035. The Company's telephone number is (408) 432-1700.

     The date of this Proxy Statement is April 19, 2000, the approximate date on which the Proxy Statement and form of proxy were first sent or given to stockholders. The Annual Report to Stockholders for the fiscal year ended January 1, 2000, including financial statements, is included with this Proxy Statement.

                   VOTING RIGHTS AND SOLICITATION OF PROXIES

     This solicitation of proxies is made on behalf of the Board of Directors of Maxtor and the cost thereof will be borne by Maxtor. The Board of Directors may use the services of the Company's directors, officers and others to solicit proxies, personally or by telephone and may arrange with brokerage houses and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of the stock held of record by such persons and Maxtor may reimburse them for the fees and reasonable out-of-pocket expenses incurred in doing so.

     On March 20, 2000, there were outstanding 113,129,075 shares of Maxtor Common Stock, all of which are entitled to vote as a single class with respect to the proposals presented in this Proxy Statement. Each stockholder of record at the close of business on March 20, 2000 is entitled to one vote for each share held. The Company's By-Laws provide that a majority of all shares entitled to vote, whether present in person or by proxy, will constitute a quorum for the transaction of business at the meeting.

     Any person giving a proxy pursuant to this solicitation may revoke it at any time before its use by delivering to Maxtor's Corporate Secretary a written notice of revocation or a duly executed proxy bearing a later date or by attending the meeting and voting in person. If an executed proxy is submitted without any instruction for the voting of such proxy, the proxy will be voted in favor of the proposals described.

                                   MANAGEMENT

     Set forth below are the names and ages of the Company's directors, including the Class II nominees to be elected at the Annual Meeting, the year in which each became a director of the Company, and a brief description of their business experience, including principal occupations during the last five years.

       NAME         POSITION(S) WITH THE COMPANY   AGE             DIRECTOR SINCE            CLASS
       ----         ----------------------------   ---             --------------            -----
C. S. Chung                  Director              48    May 1998; term ends 2002.            I
Charles Hill                 Director              64    March 1992; term ends 2002.          I
Thomas Lyman Chun            Director              58    December 1998; term ends 2000.       II
Roger W. Johnson             Director              65    April 1999; term ends 2000.          II
Y. H. Kim                    Director              58    January 1996; term ends 2000.        II
Michael R. Cannon   President, Chief Executive     47    July 1996; term ends 2001.          III
                       Officer and Director
Charles F. Christ            Director              61    August 1995; term ends 2001.        III
Dr. C. S. Park         Chairman of the Board       53    February 1994; term ends 2001.      III

     Chang See Chung has been a member of Maxtor's Board of Directors since May 1998. Mr. Chung has served as Senior Vice President of Hyundai Electronics America since May 1998. From 1995 to 1998, he served as Vice President, Strategic Planning and Corporate Coordination of Symbios, Inc. From 1976 to 1995, Mr. Chung held various management positions with Hyundai Electronics America, Hyundai Electronics Europe, Hyundai Electronics Industries and Hyundai Heavy Industries.

     Charles Hill has been a member of the Board of Directors since March 1992. He has been a Senior Research Fellow at the Hoover Institution since 1989. From 1992 to 1996, Mr. Hill was Special Consultant to the Secretary General of the United Nations. Presently, he is Diplomat-in-Residence and Lecturer in International Studies at Yale University.

     Thomas Lyman Chun has been a member of the Board of Directors since December 1998. He is currently a private investor and business consultant. From January 1997 until October 1999, Mr. Chun was President and Chief Executive Officer of Talkway, Inc. From 1985 to 1996, Mr. Chun was a member of the Board of Advisors of Logitech International S.A. and its predecessors. During 1995 and 1996, he also served Logitech in both consulting and employee roles.

     Roger W. Johnson has been a member of the Board of Directors since April 1999. Since 1996, he has been a private investor, business consultant and educator. From September 1998 to January 2000, Mr. Johnson was also Chief Executive Officer of YPO International (the Young Presidents' Organization). Mr. Johnson served as Administrator of the United States General Services Administration from 1993 through 1996. Mr. Johnson is currently a member of the boards of directors of Array Microsystems, Needham, Inc. Growth Fund, Insulectro and Collectors Universe Inc.

     Y. H. Kim has been a member of the Board of Directors since January 1996. He has served as Senior Advisor to Hyundai Electronics Industries Co., Ltd.
(HEI) since March 2000, and was previously President and representative Director of HEI from September 1996 to March 2000. From 1989 to 1996, Mr. Kim was President and Chief Executive Officer of Hyundai Electronics America.

     Michael R. Cannon has been the Company's President, Chief Executive Officer and a member of the Board of Directors since July 1996. From 1993 until joining Maxtor in 1996, Mr. Cannon held several senior management positions with IBM's Storage Systems division, including Vice President, Mobile and Desktop Business Unit; Vice President, Product Design; and Vice President, Worldwide Operations. He is also a director of MMC Technology, a wholly owned subsidiary of Hyundai Electronics America.

     Charles F. Christ has been a member of the Board of Directors since August 1995. He has served as Chairman of the Board of Directors of MaxOptix Corporation since October 1998. Previously, Mr. Christ was President, Chief Executive Officer and a member of the Board of Directors of Symbios, Inc. from 1997 to August 1998. From 1994 to 1997, Mr. Christ was Vice President and General Manager of the Components Division of Digital Equipment Corporation.

     Dr. Chong Sup Park has been Chairman of the Board of Directors since May 1998. In March 2000, he was appointed President and Chief Executive Officer of Hyundai Electronics Industries Co., Ltd. Dr. Park has been Chairman of Hyundai Electronics America since September 1996, and until March 2000 also served as its President and Chief Executive Officer. He has served as Chairman of MMC Technology's Board of Directors since January 1998 and has also been a director of Dot Hill Systems Corp. since August 1999. From September 1996 to May 1998, Dr. Park served as Vice Chairman of the Company's Board of Directors. Dr. Park previously served as the Company's President and Chief Executive Officer from February 1995 until his appointment as Vice Chairman. From 1993 until joining the Company in 1995, he was Chairman, President and Chief Executive Officer of Axil Computer, Inc., a workstation computer manufacturer and a Hyundai Business Group company.

     The Board of Directors held eight meetings in 1999. Each director attended at least 75% of the meetings held during his tenure in 1999.

COMMITTEES OF THE BOARD

     Charles F. Christ, Roger W. Johnson and Charles Hill are members of the Compensation Committee. The Compensation Committee held eight meetings in 1999. The Compensation Committee is responsible for determining the compensation of the Company's executive officers.

     Charles F. Christ, Thomas L. Chun and C. S. Park are members of the Audit Committee. The Audit Committee held nine meetings in 1999. The responsibilities of the Audit Committee include reviewing the scope of the audit, approving audit fees and reviewing the adequacy and effectiveness of internal accounting and financial controls.

     Michael R. Cannon, Charles Hill and C. S. Park are members of the Nominating Committee. The Nominating Committee held two meetings in 1999. The principal function of the Nominating Committee is to identify candidates for election to the Board of Directors. The Committee has the primary responsibility for evaluating and for selecting or recommending to the Board of Directors candidates for Board membership. Except as otherwise provided in the stockholder agreement among the Company and the Hyundai Affiliates with respect to the special rights of Hyundai to nominate a certain number of directors, the Committee will consider nominees recommended by the stockholders of the Company, provided the notice requirements set forth in the Company's By-Laws have been met. See "Certain Relationships and Related Transactions -- Stockholder Agreement" for a description of the obligations of the Company and the Nominating Committee with respect to the nomination of designees of Hyundai Electronics America.

     Thomas L. Chun, Charles Hill and Roger W. Johnson are members of the Affiliated Transactions Committee. The Affiliated Transactions Committee held three meetings in 1999. The Committee is responsible for reviewing all material transactions regarding contractual, corporate or business relations by and between the Company and any related or affiliated entity of Hyundai Electronics Industries or Hyundai Electronics America.

     Each director attended at least 75% of the Committee meetings for the Committees on which he served during 1999.

COMPENSATION OF DIRECTORS

     In 1999, each non-employee director ("Outside Director") received the following compensation: (i) an annual retainer of $30,000; (ii) $1,000 per year for service as a committee chairperson; (iii) $2,000 for attendance at each quarterly meeting of the Board of Directors; (iv) $2,000 for attendance at each, if any, special meeting of the Board of Directors; (v) $1,000 for attendance at each meeting of a committee of the Board of Directors not held on the same day as a scheduled meeting of the Board of Directors; (vi) reimbursement of travel and expenses for such meetings; (vii) upon initial election or appointment after December 1, 1998, a one-time initial grant of a non-qualified stock option to purchase 30,000 shares of the Company's Common Stock pursuant to the Company's 1996 Stock Option Plan; and for so long as the Outside Director continuously remains a member of the Board of Directors, an additional grant of a non-qualified stock option pursuant to the Company's 1996 Stock Option Plan to purchase 10,000 shares of the Company's Common Stock every three years on the anniversary date of the initial award.

     Outside Directors who participate by teleconference in Board or committee meetings receive 50% of the above stated compensation for such meeting. An Outside Director may elect to defer payment of all or a portion of the annual retainer and meeting fees payable to him to postpone taxation on such amounts.

          STOCK OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

     The following table sets forth certain information regarding the beneficial ownership of Maxtor Common Stock as of March 31, 2000: (i) by each person who is known by the Company to beneficially own more than 5% of Maxtor's Common Stock;
(ii) by each of the individuals listed in the Summary Compensation Table and by each of the Company's directors; and (iii) by all Maxtor executive officers and directors as a group.

                                                               NUMBER OF SHARES       PERCENT OF
          NAME OR IDENTITY OF BENEFICIAL OWNER(1)             BENEFICIALLY OWNED   STOCK OUTSTANDING
          ---------------------------------------             ------------------   -----------------
Hyundai Electronics America ("HEA")(2)......................      40,829,850(3)          36.1%
  3101 North First Street
  San Jose, CA 95134
Mellon Financial Corporation(4).............................       9,489,202              8.4%
  One Mellon Center
  Pittsburgh, Pennsylvania 15258
Wellington Management Co.(4)................................       9,099,400              8.0%
  75 State Street
  Boston, MA 02109
Brookhaven Capital Management(4)............................       5,949,975              5.3%
  3000 Sandhill Road
  Building 3, Suite 105
  Menlo Park, CA 94025
Dr. Chong Sup Park(5)(6)....................................          28,875                *
Michael R. Cannon(5)(7).....................................       1,496,152              1.3
Charles F. Christ(5)........................................          28,875                *
Thomas L. Chun(5)...........................................           9,375                *
Chang See Chung(5)(6).......................................          13,750                *
Charles Hill(5).............................................          28,875                *
Y.H. Kim(5)(6)..............................................          28,875                *
Roger W. Johnson(5).........................................           7,500                *
Paul J. Tufano(5)(8)........................................         371,905                *
Dr. Victor B. Jipson(5)(9)..................................         381,843                *
K.H. Teh(5)(10).............................................         301,062                *
Dr. Pantelis S. Alexopoulos(5)(11)..........................         201,437                *
All executives officers and directors as a group (19               3,879,848              3.4%
  persons)(5)(6)(12)........................................

---------------
  *  Less than one percent (1%)

 (1) Number of shares beneficially owned and the percentage of shares beneficially owned are based on 113,129,075 shares outstanding as of March 31, 2000. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. All shares of Maxtor Common Stock subject to currently exercisable options or options exercisable within 60 days after March 31, 2000 are deemed to be outstanding and to be beneficially owned by the person holding such options for the purpose of computing the number of shares beneficially owned and the percentage of ownership of such person, but are not deemed to be outstanding and to be beneficially owned for the purpose of computing the percentage of ownership of any other person. Except as indicated in the footnotes to the table and subject to applicable community property laws, based on information provided by the persons named in the table, such persons have sole voting and investment power with respect to all shares of Maxtor Common Stock shown as beneficially owned by them.

 (2) Pursuant to the Stockholders Agreement (defined below), HEA has certain rights to nominate directors and to maintain at least a 30% ownership interest in the Company through the year 2000, and has agreed to certain limitations on the acquisition of Maxtor Common Stock and proxy solicitations. In accordance with the Stockholders Agreement, HEA is obligated to vote in favor of the nominees for

     Class I directors to be elected at the Annual Meeting. See "Certain Relationships and Related Transactions -- Stockholder Agreement."

 (3) In a public offering completed on February 9, 1999, DECS Trust IV, a Delaware business trust (the "Trust"), sold 12,500,000 DECS. DECS are securities that represent all of the beneficial interest in the Trust, which owns U.S. Treasury Securities and a prepaid forward contract (the "Contract") with HEA for the purchase of up to 12,500,000 shares of Maxtor common stock owned by HEA. On or about February 15, 2002, or upon earlier liquidation of the Trust in certain circumstances, the Trust will distribute shares of Maxtor common stock owned by HEA subject to the Contract to holders of the DECS. Pursuant to the terms of the Contract, HEA has granted the Trust a security interest in 12,500,000 shares of Maxtor common stock held by HEA. However, unless and until HEA distributes the shares of Maxtor common stock to the Trust, HEA will retain beneficial ownership of such shares. The Contract provides that HEA may deliver fewer shares and is entitled to settle its obligations under the DECS in cash.

 (4) Based solely upon publicly available documents filed with the Securities and Exchange Commission.

 (5) All shares subject to options granted under the 1996 Stock Option Plan that are exercisable within 60 days after March 31, 2000.

 (6) Excludes 40,829,850 shares of Maxtor Common Stock beneficially owned by HEA. Each such individual disclaims beneficial ownership of such shares.

 (7) Includes 600,000 restricted shares of Maxtor Common Stock granted to Mr. Cannon that are subject to forfeiture prior to vesting, of which 100,000 shares were granted on June 26, 1998 pursuant to the 1998 Restricted Stock Plan, and 500,000 were granted on June 23, 1999 pursuant to the 1996 Stock Option Plan. See "EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS -- CHANGE-IN-CONTROL ARRANGEMENTS -- 1998 RESTRICTED STOCK PLAN AND 1996 STOCK OPTION PLAN."

 (8) Includes 185,000 restricted shares of Maxtor Common Stock granted to Mr. Tufano that are subject to forfeiture prior to vesting, of which 35,000 shares were granted on June 26, 1998 pursuant to the 1998 Restricted Stock Plan, and 150,000 were granted on June 23, 1999 pursuant to the 1996 Stock Option Plan. See "EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS -- CHANGE-IN-CONTROL ARRANGEMENTS -- 1998 RESTRICTED STOCK PLAN AND 1996 STOCK OPTION PLAN."

 (9) Includes 185,000 restricted shares of Maxtor Common Stock granted to Dr. Jipson that are subject to forfeiture prior to vesting, of which 35,000 shares were granted on June 26, 1998 pursuant to the 1998 Restricted Stock Plan, and 150,000 were granted on June 23, 1999 pursuant to the 1996 Stock Option Plan. See "EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS -- CHANGE-IN-CONTROL ARRANGEMENTS -- 1998 RESTRICTED STOCK PLAN AND 1996 STOCK OPTION PLAN."

(10) Includes 160,000 restricted shares of Maxtor Common Stock granted to Mr. Teh that are subject to forfeiture prior to vesting, of which 35,000 shares were granted on June 26, 1998 pursuant to the 1998 Restricted Stock Plan, and 125,000 were granted on June 23, 1999 pursuant to the 1996 Stock Option Plan. See "EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS -- CHANGE-IN-CONTROL ARRANGEMENTS -- 1998 RESTRICTED STOCK PLAN AND 1996 STOCK OPTION PLAN."

(11) Includes 110,000 restricted shares of Maxtor Common Stock granted to Dr. Alexopoulos that are subject to forfeiture prior to vesting, of which 35,000 shares were granted on June 26, 1998 pursuant to the 1998 Restricted Stock Plan, and 75,000 were granted on June 23, 1999 pursuant to the 1996 Stock Option Plan. See "EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS -- CHANGE-IN-CONTROL
     ARRANGEMENTS -- 1998 RESTRICTED STOCK PLAN AND 1996 STOCK OPTION PLAN."

(12) Includes 1,750,000 restricted shares of Maxtor Common Stock granted to executive officers that are subject to forfeiture prior to vesting, of which 325,000 shares were granted on June 26, 1998 pursuant to the 1998 Restricted Stock Plan, and 1,425,000 were granted on June 23, 1999 pursuant to the 1996 Stock Option Plan. See "EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS -- CHANGE-IN-CONTROL ARRANGEMENTS -- 1998 RESTRICTED STOCK PLAN AND 1996 STOCK OPTION PLAN."

                    EXECUTIVE COMPENSATION AND OTHER MATTERS

     The following table sets forth the compensation paid by Maxtor during the fiscal years ended December 27, 1997, December 26, 1998 and January 1, 2000 to the Company's Chief Executive Officer and the four other most highly paid executive officers to whom the Company paid more than $100,000 for services rendered to Maxtor in the fiscal year ended January 1, 2000.

                           SUMMARY COMPENSATION TABLE

                                                                                              LONG-TERM
                                                                                             COMPENSATION
                                                      ANNUAL COMPENSATION                       AWARDS
                                           -----------------------------------------   ------------------------
                                 FISCAL                                 OTHER ANNUAL   RESTRICTED    SECURITIES     ALL OTHER
                                  YEAR                    BONUS         COMPENSATION     STOCK       UNDERLYING    COMPENSATION
 NAME AND PRINCIPAL POSITION     ENDED     SALARY($)     ($)(1)            ($)(2)         ($)        OPTIONS(#)       ($)(3)
 ---------------------------    --------   ---------     -------        ------------   ----------    ----------    ------------
Michael R. Cannon.............   1/01/00    623,076      825,000(4)         --         2,390,500(5)         --            --
President and Chief             12/26/98    500,000      375,000(6)         --           950,000(7)  1,145,000            --
Executive Officer               12/27/97    500,000      750,000(6)         --                --            --            --
Paul J. Tufano................   1/01/00    353,692      286,000(8)         --           717,150(5)         --         4,800
Senior VP, Finance and          12/26/98    286,000      172,500(9)(10)     --           332,500(7)    327,500(11)     4,800
Chief Financial Officer         12/27/97    229,986       50,000(9)         --                --            --         4,800
Dr. Victor B. Jipson..........   1/01/00    350,000      286,000(12)        --           717,150(5)         --         4,800
President,                      12/26/98    286,000      195,000(13)        --           332,500(7)    327,500(11)     4,800
Network Systems Group           12/27/97    258,846       50,000(13)        --                --            --         4,800
K.H. Teh......................   1/01/00    300,000      281,480(14)         -           597,625(5)         --        43,073(15)
VP, Worldwide Manufacturing...  12/26/98    249,102      189,135(16)        --           332,500(7)    245,000(11)    25,532(15)
                                12/27/97    173,487       64,478(16)        --                --        50,000         9,472(15)
Dr. Pantelis S. Alexopoulos...   1/01/00    273,795(17)  304,196(18)(19)     --          358,575(5)         --         4,800
VP, Advanced Technology and     12/26/98    258,852(20)  177,000(21)        --           332,500(7)    100,000(11)     4,800
Chief Technology Officer        12/27/97    248,942       60,000(22)        --                --        10,000         4,800

---------------
 (1) Except as otherwise noted, payments were made pursuant to the prior year's Incentive Plan.

 (2) Unless otherwise noted, such other annual compensation did not exceed the lesser of (i) $50,000 or (ii) 10% of such executive officer's salary and bonus combined.

 (3) The amounts shown in this column represent the Company's annual contribution to the Maxtor Savings Retirement Plan, a 401(k) plan, in which all US employees are eligible to participate, except as otherwise noted.

 (4) Includes one-time special transactional bonus. (See "REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION.")

 (5) Restricted stock granted June 23, 1999. As of January 1, 2000, 1,530,000 shares of the Company's Common Stock with an aggregate value of $11,092,500 (based upon the closing price reported by the NASDAQ National Market on December 31, 1999 of $7.25) had been granted under the Company's 1996 Stock Option Plan. The shares vest in annual increments of 10%, 20% and 70% on the first, second and third anniversaries of the grant, and are subject to forfeiture if employment is terminated prior to becoming fully vested and non-forfeitable.

 (6) Represents bonuses paid in accordance with Maxtor's offer letter to Mr. Cannon.

 (7) Restricted stock granted June 26, 1998. As of January 1, 2000, 355,000 shares of the Company's Common Stock with an aggregate value of $3,372,500 (based upon the closing price reported by the NASDAQ National Market on December 31, 1999 of $7.25) had been granted under the Company's 1998 Restricted Stock Plan. The shares vest three (3) years from the date of grant, and are subject to forfeiture if employment is terminated prior to becoming fully vested and non-forfeitable.

 (8) Includes deferred payments under the Executive Deferred Compensation plan in the amount of $281,010.

 (9) Represents bonus paid in accordance with Maxtor's offer letter to Mr.
     Tufano.

(10) Includes deferred payments under the Executive Deferred Compensation Plan of $129,375.

(11) Includes an option to purchase an aggregate of 35,000 shares of Maxtor Common Stock granted on July 30, 1998, replacing an option to purchase 35,000 shares of Maxtor Common Stock granted on June 26, 1998. The option granted on June 26, 1998 was canceled in connection with a repricing.

(12) Includes deferred payments under the Executive Deferred Compensation plan in the amount of $100,100.

(13) Represents bonus paid in connection with Maxtor's hiring of Dr. Jipson.

(14) Includes $17,490 wage supplement paid in accordance with Singapore employment law.

(15) Represents amounts contributed to Maxtor Peripherals (S) Pte Ltd. retirement program.

(16) Includes $50,000 bonus paid in connection with Maxtor's hiring of Mr. Teh.

(17) Includes deferred payments under the Executive Deferred Compensation plan in the amount of $54,755.

(18) Includes deferred payments under the Executive Deferred Compensation plan in the amount of $56,635.

(19) Includes $21,023 bonus paid in connection with Maxtor's hiring of Dr. Alexopoulos.

(20) Includes deferred payments under the Executive Deferred Compensation plan in the amount of $38,248.

(21) Includes bonus paid in connection with Maxtor's hiring of Mr. Alexopoulos in the amount of $30,000.

(22) Bonus paid in connection with Maxtor's hiring of Dr. Alexopoulos in the amount of $60,000.

                    STOCK OPTION GRANTS IN LAST FISCAL YEAR

     The were no stock options granted in fiscal 1999 to the executive officers named in the Summary Compensation Table.

               FISCAL 1999 YEAR-END VALUES OF UNEXERCISED OPTIONS

     The following table sets forth information regarding the year-end value of stock options granted to each of the executive officers named in the Summary Compensation Table for fiscal 1999:

                                                  NUMBER OF SHARES
                                               UNDERLYING UNEXERCISED      VALUE OF UNEXERCISED
                                               OPTIONS AT JANUARY 1,       IN-THE-MONEY OPTIONS
                                                     2000(1)(2)            AT JANUARY 1, 2000(3)
                                               ----------------------    -------------------------
                    NAME                       VESTED(#)    UNVESTED#    VESTED($)     UNVESTED($)
                    ----                       ---------    ---------    ----------    -----------
Michael R. Cannon............................   695,937      899,063     $  869,921    $1,123,829
Paul J. Tufano...............................   136,718      240,782     $   79,648    $   44,727
Dr. Victor B. Jipson.........................   143,593      233,907     $   88,242    $   36,133
K. H. Teh....................................    97,812      197,188     $   48,828    $   34,923
Dr. Pantelis S. Alexopoulos..................    68,812       76,188     $   56,170    $   14,455

---------------
(1) These options vest over a four-year period during which 25% vests on the first anniversary date of the vest date and 6.25% vests each quarter thereafter. The vesting schedule commences February 1, 1996 or on the participant's hire date, whichever is later.

(2) No options were exercised by the executive officers named in the Summary Compensation Table during fiscal 1999.

(3) Calculated by determining the difference between the fair market value of the securities underlying the option at January 1, 2000 ($7.25, the closing price reported by the NASDAQ National Market on December 31, 1999) and the exercise price of such option.

               EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT
                       AND CHANGE-IN CONTROL ARRANGEMENTS

EMPLOYMENT AGREEMENTS

     In July 1996, Maxtor entered into a letter agreement with Mr. Cannon, the Company's President and Chief Executive Officer, that provided for (i) base compensation of $500,000 per year; (ii) payment of a sign-on bonus of $1,000,000, payable in four equal quarterly installments beginning on the last day of December 1996; (iii) an annual bonus opportunity of approximately $250,000; (iv) an option to purchase 450,000 shares of Maxtor Common Stock which vests over four years; and (v) the payment to Mr. Cannon of one year's base salary plus any portion of the sign-on bonus remaining unpaid if his employment is terminated without cause.

     In July 1996, Maxtor entered into a letter agreement with Mr. Tufano, the Company's Senior Vice President, Finance and Chief Financial Officer, that provided for (i) base compensation of $230,000 per year; (ii) payment of a sign-on bonus of $100,000, payable in two equal installments in July 1996 and January 1997; (iii) an annual bonus opportunity of approximately $115,000; (iv) an option to purchase 50,000 shares of Maxtor Common Stock which vests over four years; and (v) payment to Mr. Tufano of nine months' base salary plus any portion of the sign-on bonus remaining unpaid if his employment is terminated without cause.

     In June 1998, Maxtor entered into a letter agreement with Dr. Jipson, currently the Company's President, Network Systems Group, which provides for the payment to Dr. Jipson of nine months' base salary if his employment is terminated without cause.

     In March 1997, the Company entered into a letter agreement with Mr. Teh, Maxtor's Vice President, Worldwide Manufacturing that provided for (i) base compensation of S$396,000 (Singapore dollars) per year; (ii) a sign-on bonus of $100,000 (U.S. dollars), payable in two installments in March 1997 and March 1998; (iii) an annual wage supplement of one month's base salary payable in December provided that Mr. Teh has completed twelve months of continued employment; (iv) an annual bonus opportunity of approximately S$198,000 (Singapore dollars); (v) an option to purchase 50,000 shares of Maxtor Common Stock which vests over four years; (vi) a car and payment of certain operating expenses; and (vii) the payment to Mr. Teh of nine months' base salary if his employment is terminated without cause.

INDEBTEDNESS OF MANAGEMENT

     Effective June 23, 1999, the Compensation Committee of the Board of Directors approved an agreement between Mr. Cannon and the Company intended to supplement the existing arrangements between Mr. Cannon and the Company. The agreement provides for (i) a $5,000,000 loan from the Company to Mr. Cannon which is secured by a promissory note bearing interest at the rate of 4.98% from the loan date until maturity; (ii) if Mr. Cannon remains continuously employed by the Company for a three-year period ending June 22, 2002, forgiveness by the Company of the outstanding loan balance (unpaid principal and accrued interest) due on June 22, 2002; and (iii) if Mr. Cannon's employment with the Company is terminated prior to June 22, 2002 either by the Company without cause or due to a change of control, as defined thereunder, forgiveness of the outstanding loan balance due on the effective date of such termination. During 1999 and as of March 31, 2000, the amount due the Company under Mr. Cannon's note was $5,000,000.

     Effective October 18, 1999, the Compensation Committee of the Board of Directors approved an agreement between Dr. Jipson and the Company intended to supplement the existing arrangements between Dr. Jipson and the Company. The agreement provides for (i) a $750,000 loan from the Company to Dr. Jipson which is secured by a promissory note bearing interest at the rate of 5.54% from the loan date until maturity; (ii) if Dr. Jipson remains continuously employed by the Company for a three-year period ending October 17, 2002, forgiveness by the Company of the outstanding loan balance (unpaid principal and accrued interest) due on October 17, 2002; and (iii) if Dr. Jipson's employment with the Company is terminated prior to October 17, 2002 either by the Company without cause or due to a change of control, as defined thereunder, forgiveness of the outstanding loan balance due on the effective date of such termination. During 1999 and as of March 31, 2000, the amount due the Company under Dr. Jipson's note is $750,000.

     Effective October 18, 1999, the Compensation Committee of the Board of Directors approved an agreement between Mr. Tufano and the Company intended to supplement the existing arrangements between Mr. Tufano and the Company. The agreement provides for (i) a $750,000 loan from the Company to Mr. Tufano which is secured by a promissory note bearing interest at the rate of 5.54% from the loan date until maturity; (ii) if Mr. Tufano remains continuously employed by the Company for a three-year period ending October 17, 2002, forgiveness by the Company of the outstanding loan balance (unpaid principal and accrued interest) due on October 17, 2002; and (iii) if Mr. Tufano's employment with the Company is terminated prior to October 17, 2002 either by the Company without cause or due to a change of control, as defined thereunder, forgiveness of the outstanding loan balance due on the effective date of such termination. During 1999 and as of March 31, 2000, the amount due the Company under Mr. Tufano's note is $750,000.

     Effective November 19, 1999, the Compensation Committee of the Board of Directors approved individual agreements between other executive officers (Pantelis S. Alexopoulos, Vice President and Chief Technical Officer; David L. Beaver, Vice President, Worldwide Materials; Michael D. Cordano, Vice President, Worldwide Sales; Phillip C. Duncan, Vice President, Human Resources; Misha Rozenberg, Vice President, Quality; Glenn H. Stevens, Vice President, General Counsel and Secretary; K. H. Teh, Worldwide Manufacturing; and Michael J. Wingert, Vice President, Desktop Engineering) and the Company intended to supplement the existing arrangements between each such executive officer and the Company. Each agreement provides for (i) a $350,000 loan from the Company to the executive officer which is secured by a promissory note bearing interest at the rate of 5.57% from the loan date until maturity; (ii) if the executive officer remains continuously employed by the Company for a three-year period ending November 18, 2002, forgiveness by the Company of the outstanding loan balance (unpaid principal and accrued interest) due on November 18, 2002; and (iii) if the executive officer's employment with the Company is terminated prior to November 18, 2002 either by the Company without cause or due to a change of control, as defined thereunder, forgiveness of the outstanding loan balance due on the effective date of such termination. During 1999 and as of March 31, 2000, the amount due the Company under each executive officer's note was $350,000.

CHANGE-IN-CONTROL ARRANGEMENTS

     1998 Restricted Stock Plan. Maxtor's 1998 Restricted Stock Plan (the "Restricted Stock Plan") provides for the award of shares of Maxtor Common Stock to employees. Maxtor's Board of Directors has the authority to amend or terminate the Restricted Stock Plan. The Restricted Stock Plan's maximum share reserve is 390,000 shares of Maxtor Common Stock, and 345,000 shares have been awarded pursuant to action of the Compensation Committee.

     There are currently 45,000 shares available for grant under the Restricted Stock Plan. All unvested shares of restricted stock are forfeited in the event of termination of employment with the Company. In general, the restricted stock shares vest and are released from the forfeiture provision three years from the date of the restricted stock award. If a participant's employment terminates due to death or disability, he will be entitled to his pro rata share of vesting based on the number of months of service from the grant date. Under the terms of a change of control agreement, vesting of the Restricted Stock Plan shares is subject to acceleration upon certain terminations of employment which occur within 12 months after the occurrence of a change of control, as defined in the Restricted Stock Plan.

     1996 Stock Option Plan. Pursuant to the 1996 Option Plan (the "Option Plan"), in the event of a transfer of control, as defined therein, the Board of Directors has the power but is not obligated to accelerate the vesting of outstanding options. If the acquiring corporation in a transfer of control does not assume, or substitute new options for, outstanding options, all shares subject to outstanding options will become fully vested and exercisable prior to the transfer of control. The Option Plan also provides for the grant of restricted stock. The grant agreement provides that if a participant's employment terminates due to death or disability, he will be entitled to his pro rata share of vesting based on the number of months of service from the grant date.

     Change of Control Agreements. Effective May 29, 1998, the Compensation Committee of the Board of Directors approved Change of Control Agreements pursuant to which certain of the Company's executives may receive severance benefits in the event of a termination of employment under certain circumstances involving a Change of Control of Maxtor. For this purpose, a "Change of Control" is defined generally as acquisition by any person of a beneficial ownership of 50% or more of Maxtor voting stock, certain mergers or other business combinations involving Maxtor, the sale of more than 50% of the Company's assets, liquidation of Maxtor or change in the majority of the incumbent members of the Board of Directors (except for changes in the Board of Directors composition approved by a majority of the directors), or the sale by HEA of more than 50% of its stock in Maxtor to a hard disk drive manufacturer, provided that the number of shares sold represents at least 10% of the outstanding stock in a single transaction at the time of such sale. Initial public offerings are excluded from the definition of Change of Control.

     Subject to the terms and conditions set forth in the Change of Control Agreements, severance benefits become payable in the event that, within 12 months following a Change of Control, the executive is terminated by Maxtor without cause, or resigns following a reduction in such employee's compensation, responsibility level, or relocation of more than 100 miles. In such event, the eligible employee is entitled to receive a lump sum cash payment equal to his or her annual salary plus target incentive for the severance period. The severance period is 24 months for the Chief Executive Officer and 12 months for other executives. In addition, the Change of Control Agreements provide for accelerated vesting of the executive's unvested stock options and/or restricted stock. For the Chief Executive Officer, all unvested stock options and restricted stock shall become 100% vested and other executives will have their option vesting accelerated by an additional two years, and their restricted stock shall be vested 50% or pro rata based upon the number of months from the restricted award date, whichever is greater. The executive also will be entitled to continued coverage under the Company's medical plan for the severance period. If any part of the benefits under the Change of Control Agreement is determined by Maxtor's accountants to be an excess parachute payment under Section 280G of the Internal Revenue Code, at the executive's option, the payment will be reduced to the minimum extent necessary to have no excess parachute payment.

                      REPORT OF THE COMPENSATION COMMITTEE
                           ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors is comprised of non-employee members of the Company's Board of Directors. The members of the Compensation Committee are Messrs. Johnson, Christ and Hill. The Compensation Committee is responsible for setting and administering the policies governing annual compensation of the Company's executive officers. The Compensation Committee reviews the performance and compensation levels for executive officers and is responsible for administering the Company's Option Plan and Restricted Stock Plan, including approving stock option grants and restricted stock grants to the Company's executive officers.

     The market for executive talent in the disk drive industry, and in the computer industry generally, is highly competitive. The goals of the Company's executive compensation policies are to attract, retain and reward executive officers who contribute to the Company's success, to align executive compensation with the Company's performance and to provide incentive to executive officers to achieve the Company's business objectives. During 1999, the Compensation Committee used salary and bonus compensation, and restricted stock grants to attain these goals. The Committee reviews compensation surveys prepared by management of the Company and by Watson Wyatt Worldwide ("Watson Wyatt"), an independent consulting firm engaged by the Company to compare the Company's compensation package with that of comparable high technology companies. The Compensation Committee consulted with Watson Wyatt regarding the key components of the Company's 1999 executive compensation package. In preparing the performance graph set forth in the section entitled "Comparison of Stockholder Return," the Company has selected the Hambrecht & Quist
Technology -- Computer Hardware Index as its published industry index; however, the companies included in the Company's salary surveys are not necessarily those included in this index, because companies in the index may not compete with the Company for executive talent, and companies which do compete for executive officers may not be publicly traded. Base salaries of executive officers are reviewed annually by the Compensation Committee and adjustments are made based on (i) salary recommendations from the President and Chief Executive Officer,
(ii) individual performance of executive officers for the previous fiscal year,
(iii) financial
results of the Company for the previous year and (iv) reports to the Compensation Committee from Watson Wyatt concerning competitive salaries, scope of responsibilities of the officer position and levels paid by comparable high technology companies in the Company's geographic area. The Compensation Committee seeks to compensate the executive officers at the median range of compensation levels paid by comparable high technology companies.

     The Compensation Committee approved the 1999 Incentive Plan (the "Incentive Plan") to formally link cash bonuses for executive officers to the Company's operating performance. Under the Company's Incentive Plan, the amount of bonuses paid is dependent upon the Company's achievement of predetermined financial performance targets. In 1999, the financial performance goals set by the Compensation Committee were based on net income targets. The Compensation Committee believes that this type of bonus program, in which bonuses are based on the Company's attaining established financial targets, properly align the interests of the Company's executive officers with the interests of stockholders. The Compensation Committee establishes an amount that may be awarded to each executive officer if the corporate performance goal is met (a "Target Award"). Each executive officer's Target Award is an amount equal to such percentage of the base salary paid to such executive officer as the Compensation Committee determines. In 1999, while the corporate performance goal originally established was not achieved, the Compensation Committee has recognized increased intensity of competition among high technology companies to attract and retain top caliber employees both within and without the disk drive industry. The Committee also recognized the significant efforts required of the Company's executive officers and employees in returning the Company to profitability during an extremely challenging period within its industry. In light of these circumstances, the Committee determined it was appropriate to be flexible in administering cash-based incentive compensation programs for 1999. Accordingly, the Committee approved partial awards in recognition of the exemplary performance of the Company's executive officers and employees in achieving certain strategic objectives.

     The Committee strongly believes that equity ownership by executive officers provides incentives to build stockholder value and aligns the interests of executive officers with those of the stockholders. The Committee provides such incentives through stock option grants and restricted stock grants. The size of an option grant to an executive officer has generally been determined with reference to comparable high technology companies, the achievements, responsibilities and expected future contributions of the executive officer, as well as recruitment and retention considerations. In 1999, the Compensation Committee considered these criteria, and elected to address such criteria through the use of restricted share grants rather than option grants because of the greater retention and incentive value represented such restricted share grants. In June 1999, the Compensation Committee awarded restricted stock grants to certain executive officers and other officers of the Company under the Stock Option Plan. Additionally, the Compensation Committee approved agreements for loans to certain executive officers intended to provide significant incentives for such executive officers to remain with the Company and strongly committed to building long-term stockholder value. The Compensation Committee consulted with Watson Wyatt in establishing the terms of the restricted stock grants and retention incentives, and believes that the Company's compensation actions were important factors in enabling the Company to retain its executive officers and other key employees and its return to profitability in the fourth quarter. See "EXECUTIVE COMPENSATION AND OTHER MATTERS" and "EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL
ARRANGEMENTS -- CHANGE-IN-CONTROL ARRANGEMENTS -- CHANGE OF CONTROL AGREEMENTS."

     The Compensation Committee approved Mr. Cannon's compensation as President and Chief Executive Officer in 1999, including his salary and bonus. The Compensation Committee determined in approving the Incentive Plan that Mr. Cannon should be eligible for the highest target bonus, in view of his responsibilities and expected performance. In 1999, while the corporate performance goal originally established was not achieved, the Compensation Committee recognized Mr. Cannon's critical contributions and significant efforts in returning the Company to profitability during an extremely challenging period within its industry. In 1999, while the corporate financial goal originally established was not achieved, the Compensation Committee recognized Mr. Cannon's critical contributions and significant efforts in returning the Company to profitability during an extremely challenging period within its industry. In recognition of this achievement, as well as the achievement of certain significant operating and strategic objectives, the Committee approved payment to Mr. Cannon of fifty percent of his target bonus. The Compensation Committee reviewed Mr. Cannon's equity compensation several times during 1999 and made adjustments as it determined these were appropriate to continue to retain and provide incentive for Mr. Cannon. In February 1999, in consideration of Mr. Cannon's exceptional leadership in the successful completion of the Company's secondary public offering during a particularly challenging period for the storage industry, the Committee approved payment of a one-time special transactional bonus. In June 1999, the Compensation Committee approved the grant to Mr. Cannon of 500,000 shares of restricted stock. Also in June 1999, the Committee authorized an agreement between the Company and Mr. Cannon intended to supplement the existing retention arrangements so as to provide additional compensation and benefits to encourage him to continue to devote his full attention and dedication to the Company and to create additional incentives to for Mr. Cannon to continue his employment with the Company. (See "EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS -- CHANGE-IN-CONTROL ARRANGEMENTS -- CHANGE OF CONTROL AGREEMENTS.")

     The size of the restricted stock grant and the terms of the retention agreement were determined, in each case, based on the responsibilities and expected future contributions of Mr. Cannon, as well as the compensation of CEOs at similarly situated companies and the retention value of the grant and agreement.

     The Committee has considered the provisions of Section 162(m) of the Internal Revenue Code and related Treasury Department regulations which restrict deductibility of executive compensation paid to the Company's chief executive officer and each of the four other most highly compensated executive officers holding office at the end of any year to the extent such compensation exceeds $1,000,000 for any of such officers in any year and does not qualify for an exception under the statute or regulations. Income from grants of stock options under the Option Plan generally qualifies for an exemption from these restrictions. However, income from grants of restricted stock generally do not qualify for an exemption; the Committee believes that the retention value of the 1999 restricted stock grants outweighed the loss of the tax deduction for the income from such grants. In the future, the Committee will continue to evaluate the advisability of qualifying its executive compensation for deductibility of such compensation. The Committee's policy is to qualify its executive compensation for deductibility under applicable tax laws as practicable.

                                          THE COMPENSATION COMMITTEE

                                          Roger W. Johnson
                                          Charles F. Christ
                                          Charles Hill

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

RELATIONSHIP BETWEEN MAXTOR AND HYUNDAI

     In 1994, Hyundai Electronics Industries ("HEI") and certain of its affiliates purchased 40% of Maxtor's outstanding Common Stock for $150.0 million in cash. In early 1996, HEA acquired all of the remaining shares of Maxtor's publicly held Common Stock in a tender offer and merger for $215.0 million in cash and also acquired all of Maxtor's Common Stock held by HEI and its affiliates. Immediately following Maxtor's February 1999 offering, HEA owned approximately 40% of Maxtor's outstanding Common Stock.

     HEI, HEA and Maxtor have entered into certain agreements described below governing certain relationships between the parties. The documents summarized below are filed with the Securities and Exchange Commission as exhibits to Maxtor's registration statement in connection with its July 1998 public offering, and the full text of such documents should be read for a complete description of their terms.

IBM LICENSE AND LICENSE FEES

     HEI has licenses to certain IBM patents under a license agreement with IBM and HEI sublicensed Maxtor under this agreement prior to Maxtor's July 1998 public offering. IBM agreed to provide a royalty-free license to an entity that ceased to be a majority-owned subsidiary of HEI, as long as a request was timely made and certain other conditions were met. After Maxtor's July 1998 public offering, the Company ceased to be a majority-owned subsidiary of HEA, which is a majority-owned subsidiary of HEI. Accordingly, HEA and Maxtor requested a license agreement for Maxtor from IBM, and Maxtor and IBM have entered into a license agreement licensing certain patents, effective from the date the Company ceased to be a majority-owned subsidiary of HEA. HEI is required under the IBM license agreement to pay IBM a license fee, payable in annual installments through 2007. Although the license agreement between IBM and Maxtor is royalty-free, under the sublicense agreement between HEI and Maxtor, as amended at the time of the Company's 1998 public offering, Maxtor agreed to pay IBM a portion of the license fee otherwise due from HEI under the license agreement between HEI and IBM, when such amounts are due from HEI to IBM. In 1999, Maxtor incurred expense of $1.85 million in connection with this obligation.

STOCKHOLDER AGREEMENT

     HEA, HEI and Maxtor are parties to a stockholder agreement (the "Stockholder Agreement"). The stockholder agreement does not bind any Hyundai entity other than HEA, HEI, their successors and entities controlled by either of them ("Hyundai Affiliates"), Maxtor and/or entities controlled by Maxtor. HEA currently owns approximately 40% of Maxtor's Common Stock. The number of shares of Common Stock owned by HEA includes shares subject to the DECS (See note 3 to Stock Ownership of Management and Certain Beneficial Owners).

     Under the Stockholders Agreement, which is an exhibit to the Company's registration statement for its 1998 Offering, HEA and its transferees for its 1998 offering, HEA and its transferees have certain registration rights, have certain rights to maintain ownership in the Company's voting stock, and are subject to certain standstill provisions regarding the purchase of voting stock and proxy solicitations. In addition, HEA has certain rights regarding the Maxtor Board of Directors. When the Hyundai Affiliates beneficially own less than a majority, but at least 30% of Maxtor's outstanding voting stock, as is currently the case, HEA has the right to designate for nomination one director in each of the three classes of Maxtor's Board of Directors. Such designee must be reasonably satisfactory to the Nominating Committee of the Board of Directors. The remaining directors are to be nominated by the Nominating Committee, subject to the approval of a majority of Maxtor's directors who are not employed by or serving as paid consultants for HEA, Maxtor or either of their affiliates. The Nominating Committee has complied with these requirement with respect to the election of the directors hereunder. HEA has the right to designate for nomination one director in each of two classes at any time when the Hyundai Affiliates beneficially own less than 30% but at least 20% of Maxtor's outstanding voting stock, and one director if the Hyundai Affiliates beneficially own less than 20% but at least 10% of Maxtor's outstanding voting stock. Again, each designee must be reasonably satisfactory to the Nominating Committee. If a vacancy occurs with respect to a director which HEA had the right to designate initially, and HEA has the right at such time to designate a director for nomination in such director's class, HEA is entitled to designate a director to fill the vacancy. If the Company nominates or elects those persons designated by HEA, the Hyundai Affiliates are required to vote their shares of voting stock in favor of all directors nominated in accordance with the stockholder agreement. HEA's right to designate directors for nomination terminates when the Hyundai Affiliates beneficially own less than 10% of the outstanding voting stock.

TRANSACTIONS WITH HEA

     In December 1995, HEA loaned the Company $100 million, which was due on April 10, 1996 and accrued interest at LIBOR plus 0.65%, with interest payable at maturity. This $100 million loan was replaced in April 1996 with a one year $100 million revolving line of credit bearing interest at HEA's cost of funds plus 0.10%, with interest payable quarterly. In July 1996, the Company borrowed an additional $35 million from HEA due in August 1996, bearing interest at LIBOR plus 0.70% with interest payable at maturity; this loan was repaid at maturity. In April 1997, HEA renewed the revolving line of credit and increased the borrowing limit to $150 million. HEA increased the borrowing limit on this line of credit to $185 million in June 1997, and to $270 million in August 1997. In December 1997, $200 million of this outstanding indebtedness was cancelled in exchange for 29,850,746 shares of Maxtor's preferred stock, the borrowing limit was reduced to $150 million, and the Company repaid an additional $5 million in principal. In January 1998, the Company repaid an additional $10 million in principal. In April 1998, this revolving line of credit was renewed with a borrowing limit of $100 million. On July 31, 1998, the Company replaced this revolving line with a three-year subordinated term note in the same principal amount which bore interest, payable semi-annually, at LIBOR plus 2.0%. As of December 26, 1998, this note had an outstanding balance of $55.0 million. The Company repaid this note in full from the proceeds of its February 1999 stock offering in the amount of $55,191,675 (including accrued interest).

     HEA currently is an unconditional guarantor of Maxtor's facilities lease in Milpitas, California. The aggregate rent under the lease is currently $6.7 million per annum.

TRANSACTIONS WITH MMC TECHNOLOGY

     HEA formed a division in May 1996 to supply the Company with hard disk media. This division of HEA was incorporated as MMC Technology ("MMC") in December 1997 and is currently a wholly-owned subsidiary of HEA. Michael Cannon, Maxtor's President and Chief Executive Officer, is a director of MMC. In August 1998, the Company entered into an agreement with MMC Technology with respect to pricing of future purchases that provided for pricing discounts in return for a purchase volume commitment based on a percentage of Maxtor's total media purchases through September 30, 2001. The pricing discounts range from 2% to 4% off of competitive prices. In 1999, the Company's purchases from MMC under this agreement amounted to $150.2 million.

     On May 18, 1998, the Company entered into an agreement with MMC Technology relating to options to purchase shares of Maxtor's Common Stock granted by the Company to MMC Technology employees. Under the agreement, MMC Technology agreed to reimburse the Company for financial statement expenses relating to such options.

OTHER RELATED PARTY TRANSACTIONS

     The Company has entered into employment agreements and change of control agreements with certain of Maxtor's officers and has also made loans to certain officers. Additionally, Maxtor has entered into indemnification agreements with each of its directors and executive officers. Such indemnification agreements require the Company to indemnify such individuals to the fullest extent permitted by law.

     All material transactions between Maxtor and its executive officers, directors, principal stockholders and other affiliates are subject to review and approval by the Affiliated Transactions Committee or by a committee comprised solely of Maxtor's independent and disinterested directors.

                        COMPARISON OF STOCKHOLDER RETURN

     Set forth below is a line graph comparing the annual percentage change in the cumulative total return on the Company's Common Stock with the cumulative total returns of The NASDAQ Stock Market -- U.S. Index and the Hambrecht & Quist Technology -- Computer Hardware Index for the period commencing on July 31, 1998, the date of the Company's initial public offering, and ending December 31, 1999.(*)

 COMPARISON OF CUMULATIVE TOTAL RETURN FROM JULY 31, 1998 THROUGH DECEMBER 31,
                                     1999;
         MAXTOR CORPORATION, THE NASDAQ STOCK MARKET -- U.S. INDEX AND
            HAMBRECHT & QUIST TECHNOLOGY -- COMPUTER HARDWARE INDEX

                                                                             H&Q TECHNOLOGY INDEX E
                                                         MAXTOR             COMPUTER HARDWARE SECTOR       NASDAQ E U.S. INDEX
                                                         ------             ------------------------       -------------------
Jul-98                                                     100                         100                         100
Dec-98                                                     200                         143                         119
Dec-99                                                     104                         318                         219

---------------

(*) The Stock Performance Graph assumes $100 was invested on July 31, 1998 in the Company's Common Stock and each index. No cash dividends have been declared on the Company's Common Stock. Stockholder returns over the indicated period should not be considered indicative of future stockholder returns.

                                 PROPOSAL NO. 1

                             ELECTION OF DIRECTORS

     The Company's Board of Directors consists of eight directors and is divided into three classes, with one class elected at each Annual Meeting of Stockholders for a three-year term. Class I has two directors to be elected at the 2002 Annual Meeting of Stockholders, Class II has three directors to be elected at the this Annual Meeting of Stockholders, and Class III has three directors, to be elected at the 2001 Annual Meeting of Stockholders. Directors serve until their respective successors are duly elected and qualified, subject to earlier resignation or removal.

     The Company, and HEA and HEI (together the "Hyundai Affiliates"), are parties to a stockholder agreement which provides that while the Hyundai Affiliates beneficially own less than a majority, but at least 30% of the Company's outstanding voting stock, HEA has the right to designate for nomination one director in each of the three classes of the Company's Board of Directors. See "Certain Relationships and Related Transactions -- Stockholder Agreement."

     Thomas Lyman Chun, Roger W. Johnson and Y. H. Kim, the Class II directors of Maxtor's three classes of directors, have been nominated for reelection by the Nominating Committee, to serve a term of three years and until their successors have been elected and qualified, or their earlier resignation or removal.

     It is intended that the proxy in the form enclosed will be voted, unless otherwise indicated, for the election of the nominees for Class II. If either nominee should for any reason be unable or unwilling to serve, the proxies will be voted for the election of such other person(s) as a substitute nominee as the Board may designate in the place of such nominee.

VOTE REQUIRED AND BOARD OF DIRECTORS' RECOMMENDATION

     If a quorum is present and voting, the three nominees for Class II director receiving the highest number of affirmative votes will be elected as Class II directors. Abstentions will be counted as present for purposes of determining if a quorum is present.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR ALL NOMINEES" WITH RESPECT TO PROPOSAL NUMBER 1.

                               PROPOSAL NUMBER 2

                                APPROVAL OF THE
                       1996 STOCK OPTION PLAN, AS AMENDED

     At the Annual Meeting, the stockholders will be asked to approve an increase by 5,500,000 in the aggregate number of shares of Common Stock authorized for issuance under the Company's 1996 Stock Option Plan.

     As previously approved by the stockholders, the 1996 Stock Option Plan currently authorizes the issuance of a maximum 17,475,685 shares of Common Stock. The Board of Directors believes that long-term equity incentives are important factors in attracting and retaining qualified employees, consultants and directors, and in June 1999, it amended the 1996 Stock Option Plan, subject to stockholder approval, to increase the maximum number of shares issuable thereunder by 5,500,000 shares, to a total of 22,975,685 shares.

     Because competition for highly qualified individuals in the Company's industry is intense, the Board of Directors believes that to successfully attract and retain the best candidates, the Company must continue to offer a competitive equity incentive program. It expects that the Stock Option Plan will continue to be an important factor in meeting these aims and in motivating its participants to contribute to the Company's success. Accordingly, the Board believes that approval of this proposal is in the best interests of the Company and its stockholders.

SUMMARY OF THE PROVISIONS OF THE AMENDED OPTION PLAN

     The following summary of the Amended Option Plan is qualified in its entirety by the specific language of the Amended Option Plan, a copy of which is available to any stockholder upon request.

     General. The Amended Option Plan currently provides for the grant of incentive stock options, as defined in Section 422 of the Code ("ISOs"), nonstatutory stock options and shares of restricted stock. As of March 31, 2000, there were outstanding under the 1996 Stock Option Plan options to purchase an aggregate of 14,781,644 shares of Common Stock, at a weighted average exercise price of $7.471 per share as of March 31, 2000, and grants of 1,500,000 shares of restricted stock.

     Shares Subject to the Amended Option Plan. A maximum of 17,475,685 shares of the Company's authorized but unissued or reacquired Common Stock may be issued pursuant to the Amended Option Plan. Of these, no more than 10,000,000 shares may be issued pursuant to ISOs (the "ISO Limit"). Further, in order to qualify compensation recognized by certain executive officers in connection with options granted under the Amended Option Plan as "performance-based compensation" under Section 162(m) of the Code, the Amended Option Plan includes the Grant Limit, under which the maximum number of shares for which options may be granted to any employee in any fiscal year of the Company is limited to 1,200,000. The Grant Limit does not apply to restricted stock awards.

     In the event of any stock dividend, stock split, reverse stock split, recapitalization, combination, reclassification, or similar change in the capital structure of the Company, appropriate adjustments will be made to the shares subject to the Amended Option Plan, the Grant Limit, the ISO Limit, the Outside Director Options discussed below, and to outstanding awards. To the extent any outstanding option under the Amended Option Plan expires or terminates prior to exercise in full or if the Company reacquires shares issued pursuant to the Amended Option Plan, the shares for which that option is not exercised or the reacquired shares are returned to the Amended Option Plan and will again be available for issuance under the plan.

     Administration. The Amended Option Plan is administered by the Board of Directors or a duly appointed committee of the Board, which, in the case of options intended to qualify for the performance-based compensation exemption under Section 162(m) of the Code, must be comprised solely of two or more "outside directors" within the meaning of Section 162(m). (For purposes of this summary, the term "Board" refers to either the Board of Directors or any such committee.) Subject to the provisions of the Amended Option Plan, the Board determines the persons to whom options or shares of restricted stock (collectively, "awards") are to be granted, the number of shares to be covered by each award, whether an option is to be an ISO or a nonstatutory stock option, the terms of vesting and exercisability of each award, including the effect thereon of an individual's termination of service, the type of consideration to be paid to the Company upon exercise of an option, the duration of each option, and all other terms and conditions of the options. The Amended Option Plan also provides that, except where prohibited by applicable law, the Company will indemnify any director, officer or employee against all reasonable expenses, including attorneys' fees, incurred in connection with any legal action arising from that person's action or failure to act in administering the Amended Option Plan. The Board will interpret the Amended Option Plan, and all determinations of the Board will be final and binding on all persons having an interest in the Amended Option Plan or any award under the plan.

     Eligibility. Generally, all employees, directors and consultants of the Company or of any present or future parent or subsidiary corporations of the Company are eligible to participate in the Amended Option Plan. In addition, the Amended Option Plan permits the grant of awards to prospective employees and consultants in connection with written offers of employment or engagement. As of March 31, 2000, the Company had approximately 6,877 employees, including 12 executive officers, one of whom is also a member of the Board of Directors. Any person eligible under the Option Plan may be granted a nonstatutory stock option or restricted stock award. However, only employees may be granted ISOs.

     The Amended Option Plan also provides for the automatic grant of nonstatutory stock options ("Outside Director Options") to members of the Board who are not employees of the Company ("Outside Directors"). Each Outside Director (other than a director who became an Outside Director as a result of his or her termination of employment) first elected or appointed to the Board on or after December 1, 1998 will receive on the date he or she becomes an Outside Director an option to purchase 30,000 shares of Common Stock (an "Initial Grant"). On November 11, 1998, each Outside Director who previously received an Initial Grant of 20,000 shares under the 1996 Stock Option Plan received a special one-time grant of an option to purchase 10,000 shares. In addition, for so long as an Outside Director remains a member of the Board, he or she will receive on each third anniversary of the date of his or her Initial Grant an option to purchase 10,000 shares of Common Stock.

     Terms and Conditions of Options. Each option granted under the Amended Option Plan is evidenced by a written agreement between the Company and the optionee specifying the number of shares subject to the option and the other terms and conditions of the option, consistent with the requirements of the Amended Option Plan. The exercise price per share under an ISO must be no less than the fair market value of a share of the Company's Common Stock on the date of grant and under a nonstatutory stock option must be no less than 85% of the fair market value of a share of the Common Stock on the date of grant. The exercise price per share under each Outside Director Option is the closing price of a share of the Company's Common Stock as quoted on the Nasdaq National Market on the date of grant. The exercise price of any ISO granted to a person who at the time of grant owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any parent or subsidiary corporation of the Company (a "10% Stockholder") must be at least 110% of the fair market value of a share of the Company's Common Stock on the date of grant. The fair market value of the Company's Common Stock is based on the trading price of its shares on the Nasdaq National Market. On March 31, 2000, the closing price of a share of Common Stock as quoted on the Nasdaq National Market was $12.938.

     Generally, the exercise price may be paid in cash, by check, or in cash equivalent, by tender of shares of the Company's Common Stock owned by the optionee having a fair market value not less than the exercise price, by the assignment of the proceeds of a sale or a loan with respect to some or all of the shares of Common Stock being acquired upon the exercise of the option, by means of a promissory note, by any lawful method approved by the board or by any combination of these. The Board may nevertheless restrict the forms of payment permitted in connection with any option grant.

     The Board will specify when options granted under the Amended Option Plan will become exercisable and vested. Shares subject to options generally vest and become exercisable in installments, subject to the optionee's continued employment or service. The maximum term for ISOs granted under the Amended Option Plan is ten years, except that an ISO granted to a 10% Stockholder may not have a term longer than five years. The Amended Option Plan authorizes the board to grant nonstatutory stock options having a term in excess of ten years. Outside Director Options vest and become exercisable in installments of 25% on the first anniversary of the date of grant and 6.25% for each additional full calendar quarter of service and have a term of 10 years. Options are nontransferable by the optionee other than by will or by the laws of descent and distribution and are exercisable during the optionee's lifetime only by the optionee.

     Terms and Conditions of Restricted Stock Awards. The Board may also grant to eligible persons shares of Common Stock without requiring monetary payment. Each restricted stock award will be evidenced by a written restricted stock grant agreement between the Company and the recipient specifying the number of shares awarded and the other terms and conditions of the grant. The agreement will generally provide for the forfeiture of shares in the event the participant's employment or service with the Company is terminated for any reason prior to the vesting of such shares. Typically, shares of restricted stock will become vested and nonforfeitable in one or more installments over a number of years. A participant may not transfer shares of restricted stock until they have become vested.

     Transfer of Control. The Amended Option Plan defines a "transfer of control" as any of the following events where the stockholders of the Company immediately before the event do not retain immediately after the event, in substantially the same proportions as their ownership of shares of the Company's voting stock immediately before the event, direct or indirect beneficial ownership of more than 50% of the total combined voting power of the stock of the Company, its successor or the corporation to which the assets of the Company were transferred: (i) a sale or exchange by the stockholders in a single or series of related transactions of more than 50% of the Company's voting stock; (ii) a merger or consolidation in which the Company is a party; (iii) the sale, exchange or transfer of all or substantially all of the assets of the Company; or (iv) a liquidation or dissolution of the Company. If a transfer of control occurs, the surviving, continuing, successor or purchasing corporation or parent corporation thereof may either assume the Company's rights and obligations under the outstanding options or substitute substantially equivalent options for such corporation's stock. If the options outstanding under the Amended Option Plan are not assumed or substituted for, then the outstanding options will become immediately exercisable and vested in full as of the date ten days prior to the transfer of control. To the extent that the options outstanding under the Amended Option Plan are not assumed, substituted for, or exercised prior to the transfer of control, they will terminate.

     Termination or Amendment. The Amended Option Plan will continue in effect until the earlier of its termination by the Board or the date on which all shares available for issuance under the plan have been issued and all restrictions on such shares under the terms of the plan and the agreements evidencing awards granted under the plan have lapsed. However, unless the Amended Option Plan is sooner terminated, no ISOs may be granted under the plan after May 1, 2006. The Board may terminate or amend the Amended Option Plan at any time, but, without stockholder approval, the board may not adopt an amendment to the Amended Option Plan which would increase the maximum aggregate number of shares of Common Stock that may be issued under the plan, change the class of persons eligible to receive ISOs, or effect any other change that would require stockholder approval under any applicable law, regulation or rule. No termination or amendment may adversely affect an outstanding option without the consent of the optionee, unless required to preserve the option's status as an ISO or necessary to comply with any applicable law.

CERTAIN FEDERAL TAX CONSEQUENCES

     The following summary is intended only as a general guide as to the United States federal income tax consequences under current law with respect to options granted under the Amended Option Plan and does not attempt to describe all possible federal or other tax consequences of such participation or tax consequences based on particular circumstances.

     ISOs. An optionee recognizes no taxable income for regular income tax purposes as the result of the grant or exercise of an ISO qualifying under
Section 422 of the Code. Optionees who do not dispose of their shares for two years following the date the option was granted or within one year following the exercise of the option will normally recognize a long-term capital gain or loss equal to the difference, if any, between the sale price and the purchase price of the shares. If an optionee satisfies such holding periods upon a sale of the shares, the Company will not be entitled to any deduction for federal income tax purposes. If an optionee disposes of shares within two years after the date of grant or within one year after the date of exercise, referred to as a disqualifying disposition, the difference between the fair market value of the shares on the exercise date and the option exercise price, not to exceed the gain realized on the sale if the disposition is a transaction with respect to which a loss, if sustained, would be recognized, will be taxed as ordinary income at the time of disposition. Any gain in excess of that amount will be a capital gain. If a loss is recognized, there will be no ordinary income, and such loss will be a capital loss. A capital gain or loss will be long-term if the optionee's holding period is more than 1 year. Generally, for federal income tax purposes, the Company should be able to deduct any ordinary income recognized by the optionee upon the disqualifying disposition of the shares, except to the extent the deduction is limited by applicable provisions of the Code or the regulations thereunder.

     The difference between the option exercise price and the fair market value of the shares on the exercise date of an ISO is an adjustment in computing the optionee's alternative minimum taxable income and may be subject to an alternative minimum tax which is paid if the tax exceeds the regular tax for the year. Special rules may apply with respect to certain subsequent sales of the shares in a disqualifying disposition, certain basis adjustments for purposes of computing the alternative minimum taxable income on a subsequent sale of the shares and certain tax credits which may arise with respect to optionees subject to the alternative minimum tax.

     Nonstatutory Stock Options. Options not designated or qualifying as ISOs will be nonstatutory stock options. Nonstatutory stock options have no special tax status. An optionee generally recognizes no taxable income as the result of the grant of such an option. Upon exercise of a nonstatutory stock option, the optionee normally recognizes ordinary income in an amount equal to the difference between the option exercise price and the fair market value of the shares on the exercise date. If the optionee is an employee, the ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of stock acquired by the exercise of a nonstatutory stock option, any gain or loss, based on the difference between the sale price and the fair market value on the exercise date, will be taxed as capital gain or loss. A capital gain or loss will be long-term if the optionee's holding period is more than 1 year. No tax deduction is available to the Company with respect to the grant of a nonstatutory option or the sale of the stock acquired pursuant to that grant. The Company generally should be entitled to a deduction equal to the amount of ordinary income recognized by the optionee as a result of the exercise of a nonstatutory option, except to the extent the deduction is limited by applicable provisions of the Code or the regulations thereunder.

AMENDED PLAN BENEFITS

     The Board of directors administers the Amended Option Plan which generally determines the amount and timing of option grants under the Amended Option Plan. Accordingly, with the exception of Outside Director Options, future grants under the Amended Option Plan will be made at the discretion of the Board and are not yet determinable. Similarly, the exercise price of future options cannot be determined at this time because such exercise prices are typically based upon the fair market value of the Company's Common Stock on the date of grant.

VOTE REQUIRED AND BOARD OF DIRECTORS' RECOMMENDATION

     The affirmative vote of a majority of the votes present or represented by proxy and voting at the Annual Meeting of Stockholders, at which a quorum representing a majority of all outstanding shares of Common Stock of the Company is present and voting, is required for approval of this proposal. Abstentions and broker non-votes will each be counted present for purposes of determining the presence of a quorum. Neither abstentions nor broker non-votes, on the other hand, will have any effect on the outcome of the vote.

     The Board of Directors believes that approval of the Amended Option Plan is in the best interests of the Company and its stockholders. THEREFORE, FOR THE REASONS STATED ABOVE, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" APPROVAL OF THE 1996 STOCK OPTION PLAN, AS AMENDED.

                                 PROPOSAL NO. 3

                          APPROVAL OF THE AMENDMENT OF
                 1998 EMPLOYEE STOCK PURCHASE PLAN, AS AMENDED

     At the Annual Meeting, the stockholders will be asked to approve an amendment of the Company's 1998 Employee Stock Purchase Plan, as amended (the "Amended Purchase Plan") to increase by 2,100,000 the aggregate number of shares of the Company's Common Stock authorized for issuance under the plan. Currently, the 1998 Stock Employee Purchase Plan authorizes the issuance of a maximum of 2,400,000 shares of the Company's Common Stock. Because the availability to officers and other employees of an opportunity to purchase shares at a discount from market price is important to attracting and retaining qualified officers and employees essential to the success of the Company, the Board of Directors amended the 1998 Employee Stock Purchase Plan, subject to stockholder approval, to increase the maximum number of shares issuable under the Purchase Plan by 2,100,000 shares to an aggregate total of 4,500,000 shares. The Board of Directors believes that approval of this proposal is in the best interests of the Company and its stockholders.

SUMMARY OF THE PROVISIONS OF THE AMENDED PURCHASE PLAN

     The following summary of the Amended Purchase Plan is qualified in its entirety by the specific language of the Amended Purchase Plan, a copy of which is available to any stockholder upon request.

     In May 1998, the Board of Directors adopted, and in July 1998 the stockholders approved, the 1998 Employee Stock Purchase Plan. An aggregate of 3,400,000 shares of the Company's Common Stock was initially reserved for issuance under the plan, subject to adjustment in the event of a stock split, stock dividend or other similar change in the Common Stock or the capital structure of the Company. Also in May 1998, the Board approved a one-for-two reverse split of the Company's outstanding Common Stock, which became effective upon the Company's filing of an amended and restated certificate of incorporation in Delaware on July 24, 1998, thus reducing the number of shares then reserved for issuance under the 1998 Employee Stock Purchase Plan to 1,700,000 shares. In August 1999, stockholders approved an increase in the share reserve to 2,400,000.

     The purpose of the Amended Purchase Plan is to provide employees of the Company who participate in the plan with an opportunity to purchase Common Stock of the Company through payroll deductions. The Amended Purchase Plan is intended to qualify as an "employee stock purchase plan" under the provisions of Section 423 of the Code. Employees of the Company and its designated subsidiaries are eligible to participate in the Amended Purchase Plan. Directors who are not employees are not eligible to participate. In March 2000, subject to stockholder approval, the Board of Directors approved an amendment to the 1998 Employee Stock Purchase Plan increasing the number of shares available for issuance thereunder from 2,400,000 shares to 4,500,000 shares. As of March 31, 2000, a total of 1,767,015 shares of Common Stock had been sold pursuant to the plan at a weighted average price of $4.9201 per share, with 632,985 shares remaining available for future issuance under the plan (without taking the proposed increase into account).

     Any person who is employed by the Company (or any subsidiary designated by the Board of Directors) for at least 20 hours per week and more than five months in a calendar year is eligible to participate in the Amended Purchase Plan, provided that the employee is employed on the first day of a Purchase Period (as defined below) and subject to certain limitations imposed by Section 423(b) of the Code. Eligible employees become participants in the Amended Purchase Plan by delivering to the Company a subscription agreement authorizing payroll deductions prior to the commencement of the applicable Purchase Period.

     Under the Amended Purchase Plan, an option is granted to each participant at the commencement of each six-month offering period (an "Offering Period"), during which deductions are made from the pay of participants (in accordance with their authorizations) and credited to their accounts under the plan. A new Offering Period commences each February 15 and August 15. Each Offering Period is comprised of two six-month purchase periods ("Purchase Periods") and purchases of stock are made on the last day of each six-month Purchase Period. However, no employee will be permitted to subscribe for shares under the Amended Purchase Plan if, immediately after the grant of the option, the employee would own 5% or more of the voting power or value of all classes of stock of the Company or of a parent or of any of its subsidiaries (including stock which may be purchased under the plan or pursuant to any other options). Further, no employee will be granted an option that would permit the employee to buy pursuant to the Amended Purchase Plan more than $25,000 worth of stock (determined at the fair market value of the shares at the time the option is granted) in any calendar year.

     Participants may not make direct cash payments to their Amended Purchase Plan accounts. However, a participant may change the rate of his or her payroll deduction for the remainder of a Purchase Period by delivering an appropriate notice to the Company. The adjusted rate will become effective with the first practicable payroll period following the date on which the Company receives the notice and will remain in effect for the remainder of the Purchase Period, unless the participant elects to withdraw from participation in the Purchase Period. A participant may increase (to the 10% maximum allowed by the Amended Purchase Plan) or decrease his or her rate of payroll deduction for a subsequent Purchase Period by filing a new payroll deduction authorization with the Company prior to the start of that Purchase Period. The new rate will become effective on the first day of the Purchase Period provided the new authorization was received by the Company on or before the subscription date established by the Company. The new authorization will remain in effect for that Purchase Period and each subsequent Purchase Period until amended or cancelled.

     The price per share at which shares of Common Stock are purchased pursuant to the Amended Purchase Plan for any Purchase Period is the lesser of (a) 85% of the fair market value of Common Stock on the date of the grant of the option (the commencement of the Offering Period) or (b) 85% of the fair market value of Common Stock on the date of exercise of the option (the last business day of an Purchase Period). The fair market value of the Common Stock for either date is based on the closing price for the Common Stock. On March 31, 2000, the closing price of a share of Common Stock as quoted on the Nasdaq National Market was $12.938. On the last business day of each Purchase Period, amounts credited to the accounts of participants who have neither been terminated from the employ of the Company (or designated subsidiary) nor withdrawn from the Purchase Plan for such Purchase Period are used to purchase shares of Common Stock. Only amounts credited to the accounts of participants may be applied to the purchase of shares of Common Stock under the Amended Purchase Plan. The Board of Directors or a committee thereof may establish a maximum number of shares of Common Stock that any employee may purchase under the Amended Purchase Plan during a Purchase Period. The number of shares of Common Stock that may be purchased is subject to adjustment in the event of a stock split, stock dividend or other similar change in the Common Stock or the capital structure of the Company. If, for any Purchase Period, the number of shares of Common Stock available for the Purchase Period is insufficient, the Company will make a pro rata allocation of the remaining shares in as uniform a manner as shall be practicable and as the Company determines to be equitable.

     The Company makes no cash contributions to the Amended Purchase Plan, but bears the expenses of administration. The Amended Purchase Plan is administered by the Compensation Committee, which has the authority to determine the terms and conditions under which shares are to be offered and corresponding options are to be granted under the plan for any Purchase Period during the term of the plan, and to resolve all questions immediately relating to the administration of the plan. The Amended Purchase Plan will continue until terminated by the Board of Directors or until all of the shares reserved for issuance have been issued.

     A participant's interest in a given Offering Period may be terminated in whole or in part by signing and delivering to the Company a notice of partial or full withdrawal from the Amended Purchase Plan. Such withdrawal may be elected at any time prior to the end of the applicable Offering Period. Any total withdrawal by the participant of accumulated payroll deductions for a given Offering Period automatically terminates the participant's interest in that Offering Period. The failure to remain in the continuous employ of the Company (or a designated subsidiary) for at least 20 hours per week and more than five months in a calendar year during an Offering Period will be deemed to be a withdrawal from that Offering Period.

     No rights or accumulated payroll deductions of a participant under the Amended Purchase Plan may be pledged, assigned or transferred for any reason. A Purchase Right may not be transferred in any manner other than by will or the laws of descent and distribution.

CERTAIN FEDERAL TAX CONSEQUENCES

     The following summary is intended only as a general guide as to the United States federal income tax consequences under current law with respect to participation in the Amended Purchase Plan and does not attempt to describe all possible federal or other tax consequences of such participation or tax consequences based on particular circumstances.

     Amounts deducted from a participant's pay under the Amended Purchase Plan are part of the employee's regular compensation and remain subject to federal, state and local income and employment withholding taxes. A participant will not recognize any additional income at the time the participant elects to participate in the Amended Purchase Plan or purchases Common Stock under the plan.

     If a participant disposes of Common Stock purchased pursuant to the Amended Purchase Plan within two years after the first day of the Offering Period or within one year after the purchase of Common Stock (the "Minimum Holding Period"), the participant will recognize, for federal tax purposes, ordinary compensation income at the time of disposition of the Common Stock in an amount equal to the excess of the fair market value of the Common Stock on the day the Common Stock was purchased over the purchase price paid. This amount may be subject to withholding for taxes. In addition, a participant generally will recognize a capital gain or loss in an amount equal to the difference between the amount realized upon the disposition of the Common Stock and the participant's basis in the Common Stock (that is, the purchase price plus the amount taxed as compensation income).

     If a participant disposes of Common Stock purchased pursuant to the Amended Purchase Plan at any time after the Minimum Holding Period, the participant will recognize, for federal tax purposes, ordinary compensation income at the time of such disposition in an amount equal to the lesser of (a) the excess (or zero if there is no excess) of the fair market value of the Common Stock at the time of such disposition over the amount paid for the Common Stock, or (b) 15% of the fair market value of the Common Stock on the first day of the Purchase Period. In addition, the participant generally will recognize a capital gain or loss in an amount equal to the difference between the amount realized upon the disposition of the Common Stock and the participant's basis in the stock (that is, the purchase price plus the amount, if any, taxed as compensation income).

     Although the amounts deducted from a participant's pay under the Amended Purchase Plan generally are tax-deductible business expenses of the Company, the Company generally will not be allowed any additional deduction by reason of a participant's purchase of Common Stock under the plan. However, if a participant disposes of Common Stock purchased pursuant to the Amended Purchase Plan within the Minimum Holding Period, the Company should be entitled to a deduction in an amount equal to the compensation income recognized by the participant (subject to the requirements of reasonableness and perhaps, in the future, the satisfaction of a withholding obligation). If a participant disposes of Common Stock purchased under the Amended Purchase Plan after the Minimum Holding Period, the Company will not receive any deduction for federal income tax purposes with respect to the Common Stock.

AMENDED PLAN BENEFITS

     Because benefits under the Amended Purchase Plan will depend on employees' elections to participate and the fair market value of the Company's Common Stock at various future dates, it is not possible to determine the benefits that will be received by executive officers and other employees if the Amended Purchase Plan is approved by the stockholders. Non-employee directors are not eligible to participate in the Amended Purchase Plan.

VOTE REQUIRED AND BOARD OF DIRECTORS' RECOMMENDATION

     The affirmative vote of a majority of the votes present or represented by proxy and voting at the Annual Meeting of Stockholders, at which a quorum representing a majority of all outstanding shares of Common Stock of the Company is present and voting, is required for approval of this proposal. Abstentions and broker non-votes will each be counted present for purposes of determining the presence of a quorum. Neither abstentions nor broker non-votes, on the other hand, will have any effect on the outcome of the vote.

     The Board of Directors believes that the availability the Amended Purchase Plan is important to attracting and retaining qualified officers and employees essential to the success of the Company, and that stock ownership is important to providing such persons with incentive to perform in the best interests of the Company and its stockholders. THEREFORE, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE PROPOSAL TO APPROVE THE 1998 EMPLOYEE STOCK PURCHASE PLAN, AS AMENDED.

                                 PROPOSAL NO. 4

                     APPOINTMENT OF INDEPENDENT ACCOUNTANTS

     The Company's Board of Directors has selected PricewaterhouseCoopers LLP as the Company's independent auditing firm for its current fiscal year ending December 30, 2000. PricewaterhouseCoopers LLP is the successor by merger in July 1998 to Coopers & Lybrand LLP which had acted in such capacity since July 1996. A representative of PricewaterhouseCoopers LLP will be present at the Annual Meeting, will be given the opportunity to make a statement if the representative so desires and will be available to respond to appropriate questions. In the event ratification by the stockholders of the appointment of PricewaterhouseCoopers LLP as the Company's independent auditing firm is not obtained by the affirmative vote of a majority of the stockholders in attendance or represented by Proxy at the Annual Meeting, the Board of

Directors will reconsider such appointment. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THIS PROPOSAL.

                     STOCKHOLDER PROPOSALS TO BE PRESENTED
                             AT NEXT ANNUAL MEETING

     Proposals of stockholders intended to be presented at the next Annual Meeting of Stockholders of the Company (i) must be received by Maxtor at its offices at 510 Cottonwood Drive, Milpitas, California 95035 not later than January 11, 2001; and (ii) must satisfy the conditions established by the Securities and Exchange Commission for stockholder proposals to be included in Maxtor's Proxy Statement for that meeting and the other requirements contained in the Company's By-Laws. The Company has an advance notice provision under its bylaws for stockholder business to be presented at meetings of stockholders. Such provision states that in order for stockholder business to be properly brought before a meeting by a stockholder, such stockholder must have given timely notice thereof in writing to the Secretary of the Company. A stockholder proposal to be timely must be received at the Company's principal executive offices not less than 120 calendar days in advance of the one year anniversary of the date the Company's proxy statement was released to stockholders in connection with the previous year's annual meeting of stockholders; except that
(i) if no annual meeting was held in the previous year, (ii) if the date of the annual meeting has been changed by more than thirty calendar days from the date contemplated at the time of the previous year's proxy statement or (iii) in the event of a special meeting, then notice must be received not later than the close of business on the tenth day following the day on which notice of the date of the meeting was mailed or public disclosure of the meeting date was made.

                                 OTHER MATTERS

COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

     Section 16(a) of the Exchange Act requires the Company's officers and directors and persons who own more than ten percent of the Company's Common Stock (collectively, "Reporting Persons") to file reports of ownership and changes in ownership with the SEC and the NASDAQ National Market. Reporting Persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such reports received or written representations from certain Reporting Persons, during 1999, the Company believes that all reporting persons complied with all applicable reporting requirements, except that one transaction for the purchase of 5,000 shares of Maxtor Common Stock by Dr. Jipson which should have been reported on a Form 4 was reported late on Form 5.

                         TRANSACTION OF OTHER BUSINESS

     At the date of this Proxy Statement, the only business which the Board of Directors intends to present or knows that others will present at the meeting is as set forth herein. If any other matter or matters are properly brought before the meeting, or any adjournment thereof, it is the intention of the persons named in the accompanying form of Proxy to vote the Proxy on such matters in accordance with their best judgment.

                                          By Order of the Board of Directors

                                          /s/ GLENN H. STEVENS
                                          Glenn H. Stevens
                                          Vice President, General Counsel and
                                          Secretary

April 19, 2000

                                  [MAXTOR LOGO]

                               MAXTOR CORPORATION

                    PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
                       SOLICITED BY THE BOARD OF DIRECTORS

         The undersigned hereby appoints Glenn H. Stevens and Carlotta G. Barr-Smith, and each of them, with full power of substitution to represent the undersigned and to vote all the shares of Common Stock of Maxtor Corporation ("Maxtor" or the "Company") which the undersigned is entitled to vote at the Company's Annual Meeting of Stockholders to be held in the Mirassou Ballroom of the Sheraton San Jose Hotel, located at 1801 Barber Lane, Milpitas, California 95035, on Thursday, May 11, 2000, at 10:00 a.m., local time, and at any adjournment thereof, (1) as hereinafter specified upon the proposals listed below and as more particularly described in the Proxy Statement of the Company dated April 19, 2000 (the "Proxy Statement"), receipt of which is hereby acknowledged; and (2) in their discretion, upon such other matters as may properly come before the meeting. The undersigned hereby acknowledges receipt of the Company's 2000 Annual Report to Stockholders.

(Continued and to be signed and dated on the reverse side.)

A vote FOR the following proposals is recommended by the Board of Directors:

1.   Election of Directors   [ ]  FOR FOR ALL NOMINEES    [ ] WITHHOLD AUTHORITY  [ ] *EXCEPTIONS
                                  LISTED BELOW                TO VOTE FOR ALL
                                                              NOMINEES LISTED
                                                              BELOW

     NOMINEES: THOMAS LYMAN CHUN          ROGER W. JOHNSON             Y.H. KIM

(INSTRUCTIONS: TO WITHHOLD AUTHORITY FOR ANY INDIVIDUAL NOMINEE, MARK THE "EXCEPTIONS" BOX AND PRINT THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW.)

*Exceptions
            --------------------------------------------------------------------

2. To approve the Maxtor Corporation Amended and Restated 1996 Stock Option Plan, as amended.

     [ ]  FOR                         [ ] AGAINST                    [ ] ABSTAIN

3. To approve the Maxtor Corporation 1998 Employee Stock Purchase Plan, as amended.

     [ ]  FOR                         [ ] AGAINST                    [ ] ABSTAIN

4. To ratify the appointment of PricewaterhouseCoopers as the Company's independent accountants.

     [ ]  FOR                         [ ] AGAINST                    [ ] ABSTAIN

5. With discretionary authority, upon such other matters as may properly come before the meeting. At this time, the persons making this solicitation know of no other matters to be presented at the meeting.

                                        The shares represented hereby shall be
                                        voted as specified. If no specification
                                        is made, such shares shall be voted FOR
                                        proposals 1 through 5. Please sign your
                                        name exactly as it appears on the stock
                                        certificate representing your shares. If signing for estate, trust or corporation, title or capacity should be stated. If shares are held jointly, both should sign.

                                        DATED:
                                              ----------------------------------
                                                   (Be sure to date Proxy)

                                        ----------------------------------------
                                               (Signature of Stockholder)

                                        ----------------------------------------
                                               (Signature of Stockholder)